Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

March 24, 2008

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS 2007

FOURTH QUARTER AND FULL YEAR RESULTS

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FOURTH QUARTER EPS INCREASED 17%

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2007 EPS OF $3.21 EXCEEDED GUIDANCE BY $0.03

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$200 MILLION STOCK REPURCHASE COMPLETED

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] reported 2007 fourth quarter and full year results.

For the fourth quarter 2007:

•

Earnings per share increased 17% to $0.55 from $0.47 in the prior year’s fourth quarter.

•

Net income was $30.3 million compared to $26.8 million in the prior year’s fourth quarter.

•

Revenue increased 5% to $584.5 million from $557.0 million in the prior year’s fourth quarter.  Notwithstanding this increase, revenue was negatively impacted by the retail calendar shift and the extra week of revenue (53rd week) in 2006.  Excluding the impact of the shift and the extra week, revenue growth would have been 20%.  (Please refer to the “2007 Retail Calendar Shift” section in this release.)

For the year 2007:

•

Earnings per share was $3.21, an increase of 22% over the prior year’s earnings per share of $2.64.

•

Net income was $183.3 million compared to prior year net income of $155.2 million.

•

Revenue increased 16% to $2,425.2 million from $2,090.6 million in the prior year.

Fourth Quarter Results

The Calvin Klein licensing business continued to fuel both revenue and earnings growth in the fourth quarter.  Total revenue growth in the Calvin Klein licensing business was 14% and operating earnings increased 37% as compared to the prior year.  This performance was driven by continued strength across virtually all product categories, with fragrances, jeans and underwear performing exceptionally well.  The Calvin Klein MAN fragrance, launched in the third quarter of 2007, along with the men’s and women’s CKIN2U and euphoria fragrance lines, continued to perform well.  In addition, jeans and underwear experienced significant international and domestic growth which, when combined with the success of other recently introduced product categories, further contributed to the revenue and earnings increase.

Revenue in the Company’s combined wholesale and retail businesses increased 4% and operating earnings decreased 10% for the fourth quarter of 2007.  Factors that negatively affected operating earnings included: (i) approximately $8 million of start-up costs associated with the Company’s Timberland wholesale sportswear business and Calvin Klein specialty retail stores; (ii) the negative impact on 2007 of the extra week of revenue (53rd week) in 2006, which resulted in the 13 week period in the fourth quarter of 2007 being compared to a 14 week period in 2006; (iii) the calendar shift caused by the 53rd week in 2006, which resulted in a week of holiday selling being reported in the third quarter of 2007 when the same calendar week in 2006 was reported in the fourth quarter; and (iv) heavy promotional selling as a result of the weak retail environment during and after the holiday season in order to maintain clean inventory levels heading into fiscal 2008, which negatively affected the Company’s moderate wholesale sportswear and retail businesses.  Partially offsetting these negative factors was strong earnings growth in the dress furnishings, IZOD women’s sportswear and Calvin Klein outlet retail businesses.  Earnings for the fourth quarter were also positively impacted by a shift in net advertising spending, as approximately $10 million shifted from the fourth quarter into the third quarter when compared to the prior year.

Revenue growth in the fourth quarter of 2007 in the Company’s combined wholesale and retail businesses was negatively impacted by the calendar shift and the extra week of revenue in 2006 as discussed above.  Excluding the impact of the calendar shift and the extra week, revenue increased 21% for these businesses.  (Please refer to the “2007 Retail Calendar Shift” section in this release.)  This revenue increase was driven by the addition of sales associated with the Company’s new Neckwear Group, which was formed subsequent to the acquisition of substantially all of the assets of Superba, Inc. in January 2007, and the Company’s IZOD women’s sportswear business, which began shipping for Fall 2007. Comparable store sales for the thirteen weeks increased 1% when compared to the same thirteen week period in the prior year, with the Company’s Calvin Klein outlet retail business achieving comparable sales growth of 8%, partially offset by a 1% comparable sales decline in the Company’s heritage outlet retail businesses.

Full Year Results

Full year results were driven by a 27% increase in revenue and, excluding the gain of $32.0 million in 2006 on the sale of certain investments, a 38% increase in operating earnings in the Calvin Klein licensing business as compared to the prior year.  The 38% increase in operating earnings translated to an operating margin increase of 400 basis points, driven by the significant financial leverage in the licensing model.  Including the gain on sale in the prior year, operating earnings in 2007 in the Calvin Klein licensing business increased 3% over 2006.

The Company’s combined wholesale and retail businesses achieved  a 15% increase in total revenue and an 18% increase in operating earnings, despite the difficult fourth quarter, driven, in part, by the strong results of the Company’s new Neckwear Group.  The 18% increase includes expenses of $11.3 million incurred in 2006 associated with the closing of the Company’s manufacturing facility in Ozark, Alabama.

Balance Sheet

The Company ended the year with $270 million in cash, a decrease of $96 million compared with the prior year. This decrease was primarily driven by the completion during the fourth quarter of the Company’s stock repurchase program, in which the Company utilized $200 million of its cash to repurchase 5.2 million shares of its common stock.  Inventories ended the year clean and were 13% over the prior year, primarily due to the new IZOD women’s sportswear business, the new Calvin Klein specialty retail stores and the newly acquired Calvin Klein Collection businesses. Inventories were up 4% excluding these new businesses, which supported an earlier Easter selling season.

CEO Comments

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Given the difficult retail environment, we are extremely pleased with our fourth quarter and full year results.  Calvin Klein continues to exhibit strength both domestically and internationally and is driving our revenue and earnings growth.  Our strategy of operating multiple brands across multiple channels of distribution has also helped us achieve our strong results in spite of the macroeconomic challenges that the overall retail environment has been facing.  Additionally, it enables us to continue investing in new areas of growth, as well as in marketing in order to maintain the strength of our brands and keep them relevant to our target consumers.”

Mr. Chirico continued, “We remain focused on investing in and growing our businesses and maximizing the potential of each of our brands.  Specific growth initiatives include the 2007 launches of both IZOD women’s sportswear and Calvin Klein specialty retail, as well as the upcoming launch of Timberland men’s sportswear, targeted for Fall 2008.  In addition, we were able to bring in-house the Calvin Klein, IZOD and Eagle neckwear businesses, allowing us to further leverage the operating platform of our Neckwear Group.  There continues to be high global demand for our Calvin Klein brand, and this demand continues to grow as we enter into additional markets, such as China, India and Russia, and new product categories, such as cosmetics.  As a testament to our commitment to grow all of our brands internationally, we have recently expanded our wholesale operations to include sales of certain of our products to department and specialty stores throughout Canada and parts of Europe, and have entered into many new license agreements for our brands with partners across the globe.  In fact, approximately 25% of our consolidated earnings before interest and taxes is generated internationally, driven by the significant international component of the Calvin Klein licensing business.  As we move forward into 2008, we will continue to keep these international growth opportunities in the forefront of our strategy.”

Mr. Chirico concluded, “Our strong earnings growth and positive cash flow over the past few years has enabled us to return value to our stockholders through a $200 million stock repurchase program, which we completed in fiscal 2007.  Even subsequent to this repurchase, we remain with $270 million in cash.  Our strong balance sheet, coupled with significant credit availability, allows us to continue to seek opportunities for acquisitions that will enhance our future growth.  We will also continue to make significant investments in 2008 in people and infrastructure to support our new growth initiatives, as well as the growth in our existing businesses.  We believe that our multi-brand, multi-channel business model coupled with the investments in our businesses provide us with a solid foundation as we face and meet the challenges of 2008.”

2008 Guidance

Earnings Per Share and Revenue

The Company is planning 2008 earnings per share in a range of $3.30 to $3.40, which reflects a cautious view of 2008 and a belief that the current difficult economic environment will continue throughout the year.  Total revenue for the full year 2008 is projected to be approximately $2.6 billion, or an increase of approximately 7% to 8% over 2007.

For the full year, the Company is currently projecting for the Calvin Klein licensing business that revenue will grow 10% and operating income will grow between 15% and 17%.  Total revenue for the Company’s wholesale and retail businesses is planned to grow, in the aggregate, between 6% and 7%.  Operating margins for the wholesale and retail businesses, however, will be impacted by pressure at retail and are projected to be down 150 to 200 basis points.

For the first quarter of 2008, earnings per share is expected to be $0.86 to $0.88.   First quarter revenue is expected to be approximately $615 million to $625 million in 2008, or an increase of 4% to 6% over 2007.

The first quarter projection takes into account approximately $5 million of start-up costs  associated with the Calvin Klein specialty retail and Timberland sportswear businesses.  Additional start-up costs of approximately $5 million are also expected to be incurred in these businesses in the second quarter of 2008. As a result, full year start-up costs of approximately $10 million are expected to occur in the first half of 2008, while start-up costs in 2007 occurred principally in the second half.

The first quarter and full year guidance anticipates that the heritage outlet retail businesses will be under significant sales pressure.  As a result, the Company is planning a comparable store sales decrease of 5% in these heritage businesses for the first quarter and a decrease of 2% to 3% for the full year.  In contrast, in the Calvin Klein outlet retail business, comparable store sales growth is planned at 5% for both the first quarter and full year.  Comparable store sales for the Company’s total outlet retail business are projected to be down 3% for the first quarter and down 1% to 2% for the year.

Cash Flow

Cash flow for 2008 is estimated to be $80 million to $90 million, which is after approximately $100 million of capital spending to support the Company’s new growth initiatives, as well as for infrastructure investments to support the growth of its existing businesses.

2007 Retail Calendar Shift

Quarterly comparative revenue growth in 2007 was impacted by the extra week of revenue (53rd week) in 2006.  The impact on the full year 2006 of the extra week of revenue is relatively immaterial at approximately $10 million.  However, the impact of the 53rd week in 2006 is causing the 13 calendar weeks in each fiscal quarter of 2007 to be compared to a different 13 calendar week period (14 calendar week period in the fourth quarter) in 2006.  The following table presents adjustments to the Company’s 2006 revenue that would be required to both eliminate the effect of the 53rd week, and to adjust the 2006 revenue to align with the 2007 fiscal calendar:

($ in millions)

First Quarter	$15.0
Second Quarter	15.0
Third Quarter	30.0
Fourth Quarter	(70.0)
Year	($10.0)

2006 Non-GAAP Exclusions

Non-GAAP earnings per share in 2006 excludes (a) a pre-tax gain of $32.0 million associated with the sale on January 31, 2006 by the Company of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) pre-tax costs of $10.5 million resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) pre-tax costs of $11.3 million associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama; and (d) an inducement payment of $10.2 million and costs of $0.7 million associated with the secondary common stock offering completed in the second quarter of 2006.

Please see reconciliations of GAAP to non-GAAP earnings per share for 2006 in this release.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its year end earnings release is scheduled for Tuesday, March 25, 2008 at 11:00 a.m. EST.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting one hour after it is held.  The replay of the conference call can be accessed by calling 1-888-203-1112 and using passcode # 4054238.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

 PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

	Quarter Ended	Quarter Ended
	2/3/08	2/4/07

Net sales	$507,007	$487,629
Royalty revenue	54,985	51,952
Advertising and other revenue	22,531	17,440
Total revenue	$584,523	$557,021

Gross profit on net sales	$214,837	$210,220
Gross profit on royalty, advertising and other revenue	77,516	69,392
Total gross profit	292,353	279,612

Selling, general and administrative expenses	239,636	232,453

Earnings before interest and taxes	52,717	47,159

Interest expense, net	4,487	2,972

Pre-tax income	48,230	44,187

Income tax expense	17,896	17,429

Net income	$ 30,334	$ 26,758

Diluted net income per common share(1)	$ 0.55	$ 0.47

(1)

Please see Note 2a to the Notes to Consolidated Income Statements for a reconciliation of diluted net income per common share.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

		Year Ended
		2/4/07
		Results
	Year Ended	Under		Non-GAAP
	2/3/08	GAAP	Adjustments(1)	Results(1)

Net sales	$2,127,721	$1,849,172		$1,849,172
Royalty revenue	214,425	182,336		182,336
Advertising and other revenue	83,029	59,140		59,140
Total revenue	$2,425,175	$2,090,648		$2,090,648

Gross profit on net sales	$ 893,533	$ 788,388		$ 788,388
Gross profit on royalty,
advertising and other revenue	297,454	241,476		241,476
Total gross profit	1,190,987	1,029,864		1,029,864

Selling, general and administrative expenses	882,492	796,601	$ (21,829)	774,772

Gain on sale of investments	3,335	32,043	(32,043)

Earnings before interest and taxes	311,830	265,306	(10,214)	255,092

Interest expense, net	17,009	16,873		16,873

Pre-tax income	294,821	248,433	(10,214)	238,219

Income tax expense	111,502	93,204	(3,789)	89,415

Net income	183,319	155,229	(6,425)	148,804

Preferred stock dividends on converted stock		3,230		3,230

Inducement payment and offering costs		10,948	(10,948)

Net income available to common stockholders	$ 183,319	$ 141,051	$ 4,523	$ 145,574

Diluted net income per common share(2)	$ 3.21	$ 2.64		$ 2.62

(1)

Adjustments for the year ended February 4, 2007 consist of (a) a pre-tax gain of $32.0 million associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) pre-tax costs of $10.5 million resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) pre-tax costs of $11.3 million associated with closing the Company’s apparel manufacturing facility in Ozark, Alabama in May 2006; and (d) an inducement payment and offering costs of $10.9 million. The inducement payment and offering costs related to the conversion of the remaining outstanding shares of the Company’s Series B convertible preferred stock by the holders of such stock into 11.6 million shares of common stock and the subsequent sale in a registered offering of 10.1 million shares of such stock by the holders in May 2006. The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock received upon conversion, or an aggregate of $10.2 million; and (b) certain costs, totaling $0.7 million, incurred by the Company in connection with the secondary common stock offering.  The inducement payment was based on the net present value of the dividends that the Company would have been obligated to pay the holders of the Series B convertible preferred stock through the earliest date on which it was estimated that the Company would have had the right to convert the Series B convertible preferred stock, net of the net present value of the dividends payable on the shares of common stock into which the Series B convertible preferred stock was convertible over the same period.

(2)

Please see Note 2b to the Notes to Consolidated Income Statements for a reconciliation of diluted net income per common share.

Notes to Consolidated Income Statements:

1.

The Company believes presenting non-GAAP results for the year ended February 4, 2007 provides useful information to investors because many investors make decisions based on the ongoing operations of an enterprise.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Thus, the Company believes that the following items do not represent normal operating items and, as such, has provided reconciliations to present its ongoing results of operations excluding these items: (a) the gain realized in 2006 associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) costs associated with the May 2006 closing of the Company’s apparel manufacturing facility in Ozark, Alabama; and (d) the inducement payment and offering costs associated with the conversion of preferred shares and the sale in a registered offering of shares of common stock issued upon conversion that were paid and/or incurred in 2006.  The Company uses its results excluding these items to discuss its business with investment institutions, the Company’s Board of Directors and others.  Such results are also the basis for certain incentive compensation calculations.

2a.

The Company computed its quarterly diluted net income per common share as follows:

(In thousands, except per share data)

	Quarter Ended	Quarter Ended
	2/3/08	2/4/07

Net income	$30,334	$26,758

Weighted average common shares outstanding	54,038	55,678
Weighted average impact of dilutive securities	1,010	1,634

Total shares	55,048	57,312

Diluted net income per common share	$ 0.55	$ 0.47

2b. The Company computed its annual diluted net income per common share as follows:

(In thousands, except per share data)

		Year Ended
		2/4/07
		Results		Non-
	Year Ended	Under		GAAP
	2/3/08	GAAP	Adjustments	Results

Net income	$183,319	$155,229	$ (6,425)(1)	$148,804

Less:
Preferred stock dividends on converted stock		3,230	(3,230)(2)
Inducement payment and offering costs		10,948	(10,948)(3)

Net income available to common stockholders	$183,319	$141,051	$ 7,753	$148,804

Weighted average common shares outstanding	55,695	52,110		52,110
Weighted average impact of dilutive securities	1,387	1,373		1,373
Weighted average impact of converted preferred stock			3,241(4)	3,241

Total shares	57,082	53,483	3,241	56,724

Diluted net income per common share	$ 3.21	$ 2.64		$ 2.62

(1)

Includes (a) the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; and (c) costs associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama.

(2)

Elimination of dividends on preferred stock which would not have been included in the diluted net income per common share computation under the if-converted method if the inducement payment and offering costs had not been incurred.  Eliminating such costs requires a recalculation when applying the if-converted method of calculating diluted net income per common share.

(3)

Elimination of the inducement payment and offering costs associated with the conversion of preferred shares and the sale in a registered offering of shares of common stock issued upon conversion that were paid and/or incurred in May 2006.  The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock received upon conversion, or an aggregate of $10.2 million; and (b) certain costs, totaling $0.7 million, incurred by the Company in connection with the secondary common stock offering.

(4)

Additional shares which would have been included in the diluted net income per common share computation under the if-converted method if the inducement payment and offering costs had not been incurred.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	February 3,	February 4,
	2008	2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 269,914	$ 366,099
Trade Receivables	154,355	92,948
Other Receivables	31,622	6,418
Inventories	322,223	284,894
Other Current Assets	58,105	49,504
Total Current Assets	836,219	799,863
Property, Plant and Equipment	232,028	172,040
Goodwill and Other Intangible Assets	1,062,079	1,013,556
Other Assets	42,068	27,886
	$2,172,394	$2,013,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 360,148	$ 298,026
Other Liabilities	456,411	373,624
Long-Term Debt	399,552	399,538
Stockholders’ Equity	956,283	942,157
	$2,172,394	$2,013,345

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

	Quarter	Quarter
	Ended	Ended
	2/3/08	2/4/07
Revenue – Wholesale and Retail
Net sales	$507,007	$487,629
Royalty revenue	5,953	6,632
Advertising and other revenue	1,566	1,443
Total	514,526	495,704

Revenue – Calvin Klein Licensing
Royalty revenue	49,032	45,320
Advertising and other revenue	20,965	15,997
Total	69,997	61,317

Total Revenue
Net sales	507,007	487,629
Royalty revenue	54,985	51,952
Advertising and other revenue	22,531	17,440
Total	$584,523	$557,021

Operating earnings – Wholesale and Retail	$ 36,070	$ 40,075

Operating earnings – Calvin Klein Licensing	33,367	24,355

Corporate expenses	16,720	17,271

Earnings before interest and taxes	$ 52,717	$ 47,159

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands, except percentages)

		Year Ended
		2/4/07
		Results
	Year Ended	Under		Non-GAAP
	2/3/08	GAAP	Adjustments	Results
Revenue – Wholesale and Retail
Net sales	$2,127,721	$1,849,172		$1,849,172
Royalty revenue	24,682	26,455		26,455
Advertising and other revenue	7,475	6,420		6,420
Total	2,159,878	1,882,047		1,882,047

Revenue – Calvin Klein Licensing
Royalty revenue	189,743	155,881		155,881
Advertising and other revenue	75,554	52,720		52,720
Total	265,297	208,601		208,601

Total Revenue
Net sales	2,127,721	1,849,172		1,849,172
Royalty revenue	214,425	182,336		182,336
Advertising and other revenue	83,029	59,140		59,140
Total	$2,425,175	$2,090,648		$2,090,648

Operating earnings – Wholesale and Retail	$ 241,251	$ 205,055	$ 11,294(2)	$ 216,349

Operating earnings – Calvin Klein Licensing	128,868(1)	125,090	(32,043)(3)	93,047

Corporate expenses	58,289	64,839	(10,535)(4)	54,304

Earnings before interest and taxes	$ 311,830	$ 265,306	$(10,214)	$ 255,092

The domestic and international components of earnings before interest and taxes were as follows for 2007:

Dollars Percentage
Domestic	$ 233,835 75%

International	77,995 25%

Total	$ 311,830 100%

(1)

Includes a gain of $3,335 associated with the release of cash held in escrow in connection with the sale in the first quarter of 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia.

(2)

Consists of costs associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama.

(3)

Consists of the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia.

(4)

Consists of costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer.